GORSUCH KIRGIS L.L.C.
                              Attorneys at Law
                                 Suite 1100
                           1401 Seventeenth Street
                           Denver, Colorado 80202
                          Telephone (303) 299-8900
                             Fax (303) 298-0215


July 1, 1997


Precision Standard, Inc.
1225 17th Street, Suite 1800
Denver, Colorado 80202

     Re:  Registration Statement on Form S-8

Gentlemen:

     We are counsel to Precision Standard, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 as filed with the Securities and Exchange Commission on July 1, 1997 (the "Registration Statement"), relating to the proposed offering by the Company of up to an additional 1,000,000 shares of Common Stock pursuant to the Company's Nonqualified Stock Option Plan and Incentive Stock Option and Appreciation Rights Plan (the "Plans").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written or oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate, and, based thereon, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

     2. The shares offered by the Company, when issued pursuant to and in accordance with the Plans will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                 Very truly yours,

                                 GORSUCH KIRGIS L.L.C.

                                 /s/Gorsuch Kirgis L.L.C.